EXHIBIT 21.1

LYNDEN ENERGY CORP.

SUBSIDIARIES OF REGISTRANT

Name of Entity or Organization	State of Incorporation

Lynden Exploration Ltd.	Alberta, Canada

Lynden USA Inc.	Utah